UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 22, 2008
(December 16, 2008)
Date of report
(Date of earliest event reported)
UNITED FUEL & ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
Nevada
(State or Other Jurisdiction of Incorporation)

000-32473 (Commission File Number)	91-2037688 (IRS Employer Identification No.)

1800 W. Katella Ave., Suite 102
Orange, CA	92867
(Address of Principal Executive Offices)	(Zip Code)
(714) 923-3025
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)	Effective December 16, 2008, our Board of Directors appointed Jack C. Pester, age 73, to fill the vacancy on the Board of Directors created by the resignation of Charles McArthur on June 10, 2008. Mr. Pester will participate in the standard director compensation arrangements described in our 2008 proxy statement. There are no arrangements or understandings between Mr. Pester and any other persons or entities pursuant to which Mr. Pester was appointed as a director. Mr. Pester has not been assigned to serve on any committee of the Board of Directors and no decision has been made concerning Mr. Pester’s future service on any of the committees of the Board of Directors.

Since April 1999, Mr. Pester has served as the chairman of Pester Marketing Co., an operator of convenience stores in Colorado, Kansas and Nebraska and a wholesale supplier of branded and unbranded petroleum products. Mr. Pester retired in April 1999 from his position as senior vice president of international refining and marketing for The Coastal Corporation, a diversified energy company, a position he had held since 1987. Mr. Pester is a past president of the Independent Refiners Association of America and the Petroleum Marketers Association of America and currently serves as Secretary and Treasurer of the Society of Independent Gasoline Marketers of America. Mr. Pester also serves on the board of directors of Evergreen Energy Inc., a publicly-traded coal refining and production company, and has previously served on other public company boards.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED FUEL & ENERGY CORPORATION
Date: December 22, 2008	By:	/s/ William C. Bousema
William C. Bousema
Executive Vice President, Chief Financial Officer and Secretary